EXHIBIT 10.1

CONSOLIDATED-TOMOKA LAND CO.

DEFERRED COMPENSATION PLAN FOR OFFICERS AND KEY EMPLOYEES

Amended and Restated Effective January 1, 2005

Preamble

This Plan is an unfunded deferred compensation arrangement established for officers and key employees of Consolidated-Tomoka Land Co. and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Florida.

ARTICLE I

Definitions

1.1 Where the following words appear in the Plan, they shall have the meaning set forth below:

(a) “Annual Deferral Amount.” The amount deferred each calendar year by a Participant.

(b) “Code.” Internal Revenue Code of 1986, as amended.

(c) “Company.” Consolidated-Tomoka Land Co., a Florida Corporation, and its corporate successors.

(d) “Committee.” A Committee, comprised of three (3) persons who are not participants, appointed by the Board of Directors of the Company from time to time to control and manage the operation and administration of the Plan in accordance with its terms.

(e) “Compensation.” Salaries or bonuses earned through service as an officer or Key Employee of the Company.

(f) “Eligible Employee.” An officer or Key Employee of the Company.

(g) “Key Employee.” An employee of the Company who has been designated as eligible to participate in the Plan by the Committee, in its sole and absolute discretion.

(h) “Participant.” An officer or Key Employee of the Company who has made an election as provided in paragraph 2.1 below.

(i) “Participant’s Account.” The amount credited to the Participant under the Plan as a result of the Participant’s election to defer Compensation pursuant to paragraph 2.1.

(j) “Plan.” This Deferred Compensation Plan for Officers and Key Employees, as it may be amended from time to time.

(k) “Separation from Service.” Cessation of employment of the Participant with the Company due to reasons other than death.

(l) “Specified Employee.” A key employee of the Company (as defined in section 416(i) of the Code, as amended, without regard to paragraph (5) thereof) while the Company is traded on an established securities market or otherwise.

ARTICLE II

Participants and Deferral of Compensation

2.1 Any Eligible Employee may elect to defer all or a portion of his Compensation. An election to defer Compensation for any year shall be made prior to December 31 of the preceding calendar year, and may relate to any portion of the Eligible Employee’s salary and/or bonus, for any pay period(s), or for any portion of the year, as determined by the Eligible Employee. The election shall be made in writing, signed by the Participant, and delivered to the Committee prior to the taxable year during which the services giving rise to the deferred payments are rendered.

2.2 As soon as an Eligible Employee notifies the Committee of his election to participate in the Plan, the Committee shall so notify the Company’s Corporate Secretary.

ARTICLE III

Credits and Distributions

3.1 Subject to such reasonable rules as may be prescribed by the Committee, the Annual Deferral Amount shall be credited to the Participant’s Account. The Committee shall increase annually the Participant’s Account by an amount which is equal to interest on the Participant’s Account (including amounts previously credited under this paragraph 3.1) at the rate of return earned by the Company on its short term investments. For purposes of the preceding sentence, the average rate earned for the calendar year shall be used to set the rate of return on the Participant’s Account. The good faith determination by the Treasurer of the Company of the average rate of return shall be conclusive. The average rate of return on tax-free or other tax-favored obligations, such as preferred stock dividends, will be adjusted to the Company’s tax equivalent rate.

3.2 The Committee shall cause sufficient records to be kept in the name of each Participant and each beneficiary of a deceased Participant to reflect the value of the Participant’s Account.

3.3 Unless the Participant elects otherwise as described below, the Committee shall distribute the amounts credited to the Participant in substantially equal installments over a ten (10) year period upon cessation of employment with the Company. In accordance with procedures established by the Committee, a Participant may elect an alternate form of payment of the Participant’s entire Account.

In accordance with section 409A(a)(2)(B)(i) of Code and the applicable guidance and regulations promulgated thereunder, notwithstanding anything to the contrary herein, distributions to Specified Employees as a result of a Separation from Service may not be made before the date which is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the Specified Employee). The Committee, in its discretion, shall determine whether the payments to which a Specified Employee would otherwise be entitled during the first six (6) months following the date of Separation from Service are accumulated and paid on the first day of the seventh (7th) month following the date of Separation from Service, or if each payment to which a Specified Employee is otherwise entitled upon a Separation from Service is delayed by six (6) months.

3.4 Each Participant shall have the right to designate beneficiaries who are to succeed to his right to receive future payments hereunder in the event of his death. Distribution shall be made to the Participant’s estate where no beneficiary designation is in effect. No designation of beneficiary shall be valid unless in writing, signed by the Participant, dated, and filed with the Committee. Beneficiaries may be changed at any time without the consent of any prior beneficiary.

3.5 Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Funds invested hereunder shall continue for all purposes to be part of the general funds of the Company, and no person other than the Company shall, by virtue of the provisions of this Plan, have any interest in such fund. To the extent that any person acquires a right to receive payment from the Company under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE IV

Administration

4.1 The books and records to be maintained for the purpose of the Plan may be maintained by the officers and employees of the Company at its expense and subject to the provisions and control of the Committee. All expenses of administering the Plan shall be paid for by the Company.

4.2 The right of any Participant or any beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

4.3 No member of the Board of Directors or of the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

ARTICLE V

Amendment of the Plan

5.1 The Plan may be amended in whole or in part from time to time by the Board of Directors of the Company.

5.2 Notice of every such amendment shall be given in writing to each Participant and beneficiary of a deceased Participant.

5.3 If a Change in Control (as defined below) occurs, the Company may terminate the Plan and distribute all amounts credited to all Participants as permitted under and in accordance with the requirements of Section 409A of the Code, and the regulations promulgated thereunder. For purposes of this paragraph 5.3, a “Change in Control” shall be deemed to have occurred if (a) as a result of any transaction, another person or entity (the “Acquiror”), acquires voting stock of the Company in an aggregate amount so as to enable the Acquiror to exercise more than fifty percent (50%) of the voting power of the Company, (b) an unrelated Acquiror acquires all or substantially all of the assets of the Company, or (c) upon the consummation of a merger or consolidation to which the Company is a party, the voting stock of the Company outstanding immediately prior to consummation of the merger or consolidation is converted into cash or securities possessing less than fifty percent (50%) of the voting power of the surviving corporation.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and behalf this 25th day of July, 2007, by its officer thereunto duly authorized.

CONSOLIDATED-TOMOKA LAND CO.

/s/ William H. McMunn
By:	William H. McMunn
Its:	President